Exhibit 99.1

WEYCO REPORTS SECOND QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---August 1, 2023---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended June 30, 2023.

Second Quarter 2023

Consolidated net sales were $67.0 million, down 10% compared to record second-quarter sales of $74.4 million in 2022. Consolidated gross earnings increased to 43.3% of net sales compared to 40.0% of net sales in last year’s second quarter, due mainly to higher gross margins in our North American wholesale segment. Earnings from operations rose 18% to $6.7 million, from $5.7 million in the second quarter of 2022. Net earnings were a second-quarter record of $4.9 million, or $0.50 per diluted share, up 8% over our previous record of $4.5 million, or $0.47 per diluted share, last year.

North American Wholesale Segment

Net sales in our wholesale segment were $51.5 million, down 13% compared to record sales of $59.0 million in the second quarter of 2022. Sales were lower across all our major brands due to reduced demand in 2023 following record growth in 2022. Net sales of the Stacy Adams, Florsheim, BOGS and Nunn Bush brands declined 17%, 11%, 35%, and 1%, respectively, for the quarter.

Wholesale gross earnings were 37.0% of net sales in the second quarter of 2023 compared to 33.7% of net sales last year. Gross margins improved as a result of selling price increases implemented in 2022 to address higher costs. Wholesale selling and administrative expenses totaled $13.7 million for the quarter, compared to $15.7 million last year, which constituted 27% of net sales in both periods. Wholesale operating earnings rose to $5.4 million for the quarter, up 28% compared to $4.2 million last year.

North American Retail Segment

Net sales in our retail segment were a second-quarter record of $7.6 million, up 3% compared to our previous record of $7.4 million in 2022. The increase was primarily due to higher sales volumes across all our e-commerce websites.

Retail gross earnings as a percent of net sales were 66.2% and 67.4% in the second quarters of 2023 and 2022, respectively. Selling and administrative expenses for the retail segment totaled $4.0 million for the quarter compared to $3.9 million last year. As a percent of net sales, retail selling and administrative expenses were 52% in both 2023 and 2022. Retail operating earnings were $1.1 million in both the second quarters of 2023 and 2022.

Other

Our other operations consist of our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). Net sales of Florsheim Australia totaled $7.9 million, down slightly compared to $8.0 million in the second quarter of 2022. In local currency, Florsheim Australia’s net sales were up 7% for the quarter, with sales up in both its retail and wholesale businesses. The decrease in sales in U.S. dollars was due to the weakening of the Australian dollar relative to the U.S. dollar compared to last year.

Florsheim Australia’s gross earnings were 62.4% of net sales compared to 61.3% of net sales in last year’s second quarter. Its operating earnings were $276,000 for the quarter versus $365,000 last year. This decrease was primarily due to lower operating earnings in Asia.

“Sales eased during the second quarter, after 2022 and the first quarter of 2023 exhibited record-breaking growth,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Our results reflect what is happening in the larger retail environment, as retailers are well-stocked with inventory. Despite the reduction in sales, we achieved record bottom-line earnings for the quarter, as efforts to improve gross margins and contain selling and administrative expenses continued to pay off. As we move into the second half of the year, we face headwinds going up against last year’s record third and fourth quarter results, which were lifted by pipeline fill and strong consumer demand. We remain focused on investing in and developing our core brands for success over the long-run.”

On August 1, 2023, our Board of Directors declared a cash dividend of $0.25 per share to all shareholders of record on August 25, 2023, payable September 29, 2023.

Conference Call Details:

Weyco Group will host a conference call on August 2, 2023, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://register.vevent.com/register/BI726a74a9d3c34a38be79e77125b402ff. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/4mykyd7u. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, increased interest rates, the uncertain impact of the war in Ukraine and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 13, 2023, which are incorporated herein by reference.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)

Net sales	$ 67,014	$ 74,359	$ 153,308	$ 155,719
Cost of sales	38,007	44,589	87,139	96,821
Gross earnings	29,007	29,770	66,169	58,898

Selling and administrative expenses	22,307	24,105	49,083	47,802
Earnings from operations	6,700	5,665	17,086	11,096

Interest income	190	89	329	180
Interest expense	(132)	(11)	(517)	(12)
Other (expense) income, net	(168)	181	(298)	175

Earnings before provision for income taxes	6,590	5,924	16,600	11,439

Provision for income taxes	1,726	1,429	4,291	2,891

Net earnings	$ 4,864	$ 4,495	$ 12,309	$ 8,548

Weighted average shares outstanding
Basic	9,440	9,549	9,461	9,572
Diluted	9,542	9,664	9,625	9,655

Earnings per share
Basic	$ 0.51	$ 0.47	$ 1.30	$ 0.89
Diluted	$ 0.50	$ 0.47	$ 1.28	$ 0.89

Cash dividends declared (per share)	$ 0.25	$ 0.24	$ 0.49	$ 0.48

Comprehensive income	$ 5,210	$ 3,430	$ 12,448	$ 8,158

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2023	2022
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 21,962	$ 16,876
Investments, at fair value	109	107
Marketable securities, at amortized cost	1,097	1,385
Accounts receivable, net	34,176	53,298
Income tax receivable	3,019	945
Inventories	103,857	127,976
Prepaid expenses and other current assets	3,496	5,870
Total current assets	167,716	206,457

Marketable securities, at amortized cost	6,410	7,123
Deferred income tax benefits	1,012	1,038
Property, plant and equipment, net	28,874	28,812
Operating lease right-of-use assets	12,976	13,428
Goodwill	12,317	12,317
Trademarks	33,618	33,618
Other assets	24,105	23,827
Total assets	$ 287,028	$ 326,620

LIABILITIES AND EQUITY:
Short-term borrowings	$ 2,570	$ 31,136
Accounts payable	5,659	14,946
Dividend payable	-	2,290
Operating lease liabilities	4,148	4,026
Accrued liabilities	9,866	15,137
Total current liabilities	22,243	67,535

Deferred income tax liabilities	8,622	8,530
Long-term pension liability	15,751	15,523
Operating lease liabilities	9,855	10,661
Other long-term liabilities	478	466
Total liabilities	56,949	102,715

Common stock	9,529	9,584
Capital in excess of par value	70,971	70,475
Reinvested earnings	169,633	164,039
Accumulated other comprehensive loss	(20,054)	(20,193)
Total equity	230,079	223,905
Total liabilities and equity	$ 287,028	$ 326,620

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2023	2022
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 12,309	$ 8,548
Adjustments to reconcile net earnings to net cash provided by
(used for) operating activities -
Depreciation	1,279	1,215
Amortization	137	142
Bad debt expense	88	34
Deferred income taxes	55	(140)
Net foreign currency transaction (gains) losses	(9)	118
Share-based compensation expense	675	818
Pension expense	647	36
Increase in cash surrender value of life insurance	(210)	(300)
Changes in operating assets and liabilities -
Accounts receivable	18,982	13,237
Inventories	24,115	(24,448)
Prepaid expenses and other assets	2,167	311
Accounts payable	(9,305)	(12,310)
Accrued liabilities and other	(5,273)	(4,252)
Accrued income taxes	(2,003)	(1,725)
Excess tax benefits from share-based compensation	(73)	-
Net cash provided by (used for) operating activities	43,581	(18,716)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	1,010	990
Proceeds from sale of investment securities	-	8,050
Purchases of property, plant and equipment	(1,381)	(722)
Net cash (used for) provided by investing activities	(371)	8,318

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,920)	(4,587)
Shares purchased and retired	(2,134)	(2,527)
Net proceeds from stock options exercised	24	228
Payment of contingent consideration	(500)	-
Taxes paid related to the net share settlement of equity awards	(173)	(12)
Proceeds from bank borrowings	63,047	5,437
Repayments of bank borrowings	(91,613)	-
Net cash used for financing activities	(38,269)	(1,461)

Effect of exchange rate changes on cash and cash equivalents	145	(228)

Net increase (decrease) in cash and cash equivalents	$ 5,086	$ (12,087)

CASH AND CASH EQUIVALENTS at beginning of period	16,876	19,711

CASH AND CASH EQUIVALENTS at end of period	$ 21,962	$ 7,624

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 6,273	$ 4,774
Interest paid	$ 808	$ 12